FORM OF IRREVOCABLE VOTING PROXY

Airbee Wireless, Inc.
9400 Key West Avenue, Suite 100
Rockville, Maryland 20850

The undersigned hereby appoints Sundaresan Raja as proxy, with full power of substitution, with the powers the undersigned would possess if personally present, to vote all of the Pledged Shares (as defined in the Pledge Agreement) held of record by the undersigned as of the date hereof, which the undersigned would be entitled to vote if then personally present at any annual or special meeting of Airbee Wireless, Inc. (the “Company”) in the manner specified and on any other business as may properly come before such meeting or by written consent of stockholders of the Company as specified by the laws of the state of Delaware. This irrevocable proxy shall continue in force and effect until the sooner to occur of (i) the termination of the certain Stock Pledge Agreement dated as of October _5     , 2007, by Sundaresan Raja made in favor of Golden Gate Investors, Inc. (the “Pledge Agreement”) or (ii) the occurrence of an Event of Default (as defined in the Pledge Agreement) under Section 11 of the Pledge Agreement.

Golden Gate Investors, Inc.

     /s/ Travis W. Huff

Travis W. Huff,

Portfolio Manager